EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 15, 2005, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Entrust, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2004. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Entrust, Inc. and subsidiaries on Form S-8 (File No. 333-65245, File No. 333-65255, File No. 333-31054, File No. 333-37456, File No. 333-43510, File No. 333-62940, File No. 333-62942, File No. 333-62946, File No. 333-62948, File No. 333-86810, File No. 333-98547 and No. 333-103882).

/s/ GRANT THORNTON LLP

Dallas, Texas

March 16, 2005